Table of Contents

Exhibit 2.2

OPPORTUNITIES ASSIGNMENT AGREEMENT

This OPPORTUNITIES ASSIGNMENT AGREEMENT (the “Agreement”) is entered into on September 27, 2006, between PAMPA HOLDING S.A., a corporation regularly organized and existing under the laws of the Republic of Argentina (the “Company”), represented hereat by Marcos Marcelo Mindlin, as resolved upon by the Shareholders’ Meeting dated June 16, 2006 (the “Shareholders’ Meeting”), for the first part; and Marcos Marcelo Mindlin, Damián Miguel Mindlin, Gustavo Mariani and Ricardo Alejandro Torres (each of them a “Manager” and all of them the “Managers” and together with the Company, the “Parties” and each of them, a “Party”), for the second part;

RECITALS

WHEREAS, the Company and the Managers are willing to enter into an agreement whereby: (i) the Managers covenant to assign to the Company, on a preferential basis, any investment opportunities identified by them under the terms set forth below (the “Assignment of Investment Opportunities”); and (ii) as consideration for the Assignment of Opportunities, the Company grants to the Managers warrants on shares to be issued by the Company under the terms set forth below (the “Warrants”);

WHEREAS, the Warrants shall be characterized by the fact that they shall represent value for the Managers only if the listing price of the Company’s shares increases, as compared to the issue price of the shares resulting from the first placement of shares made under the First Capital Increase (as defined below). Therefore, the exercise of the Warrants shall represent a profit for the Managers only if there is an effective appreciation of the Company’s shares and consequently, a capital gain for the shareholders. Otherwise, there would be no financial motivation for the exercise of the Warrants, for which reason the execution of this Agreement and the issuance of Warrants also serve to efficiently align the interests of the Managers with those of the Company and its shareholders, as their value is directly related to the positive evolution of the Company’s shares in the stock markets (which, given their nature, shall contemplate the potential issue of shares in exercise of the Warrants);

WHEREAS, this Agreement establishes the basis for the relationship between the Company and each of the Managers, which the Company deems to be fundamental for purposes of launching a policy of growth and for the development of the business strategy designed by the Managers;

WHEREAS, in accordance with Section 271 of the Companies Law, since the managers are members of the Company’s Board of Directors, this Agreement has been approved by the Shareholders’ Meeting as recorded in the referred shareholders’ meeting minutes attached as Exhibit 1 hereto.

NOW, THEREFORE, in consideration of the foregoing, the Company and the Managers hereby enter into this Agreement, to be governed by the following clauses and conditions:

ONE
DEFINITIONS AND RULES OF CONSTRUCTION

1.1. Definitions. All capitalized terms used herein which do not refer to a proper name or and/or unless the use of such capitalized form relates to the fact that such term is placed at the beginning of a sentence shall have the meanings assigned to them below:

“Affiliate” shall mean, with respect to any Person (in this definition, the “Relevant Person”), any Person who (i) directly or indirectly Controls, is Controlled by or subject to common Control with, the Relevant Person; or (ii) is circumstantially managed by (a) the same investment manager that manages the Relevant Person; or (b) an investment manager that is Controlled by the same Person that Controls the Relevant Person.

“Shareholders’ Meeting” shall have the meaning assigned to it in the introductory paragraph hereof.

“Assignment of Investment Opportunities” shall have the meaning assigned to it in the recitals hereof.

“Capital Increase” shall mean the capital increase for up to $ 900,000,000 approved by the Company’s shareholders’ meeting on June 16, 2006.

“Control”, “Controlling” and “Controlled” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management of any Person, whether through ownership of voting shares, by agreement or otherwise, including, without limitation, as agent, trustee, etc.

“Agreement” shall mean this opportunities assignment agreement.

“Management” shall mean the Managers’ capacity to direct the Company’s management policies as a result of the fact that the Managers constitute the majority non-independent members of the Company’s Board of Directors.

“Manager” shall have the meaning assigned to it in the introductory paragraph hereof.

“Managers” shall have the meaning assigned to it in the introductory paragraph hereof.

“Companies Law” shall mean Law No. 19,550 as amended and supplemented.

“Warrants” shall mean the warrants on shares of the Company to be issued to the Managers in accordance with the resolutions adopted by the Shareholders’ Meeting and the provisions of this Agreement, as per the form of warrant agreement attached as Exhibit 2 hereto.

“Investment Opportunities” shall have the meaning assigned to it in Section 2.1 hereof.

“Party” shall have the meaning assigned to it in the introductory paragraph hereof.

“Parties” shall have the meaning assigned to it in the introductory paragraph hereof.

“Terminated Party” shall have the meaning assigned to it in Section 5.3.

“Non-Terminated Party” shall have the meaning assigned to it in Section 5.3.

“Person” shall mean any natural or artificial person, association, company, non-profit organization, foundation, consortium, trust, joint venture, investment fund, governmental agency or any other form of organization or entity of any jurisdiction.

“Relevant Person” shall have the meaning assigned to it in the definition of “Affiliate”.

“Term” shall have the meaning assigned to it in Section 5.1. hereof.

“Offering Circular” shall mean the offering circular for the issue of shares by the Company dated August 23, 2006.

“Removal for Cause” shall mean removal from the position of director of the Company grounded on violation of the law or the Company’s bylaws or regulations.

“Service” shall mean the service consisting in the preferential assignment of investment opportunities rendered by the Managers to the Company under this Agreement.

“Company” shall have the meaning assigned to it in the introductory paragraph hereof.

“Event of Termination” shall have the meaning assigned to it in Section 5.2. hereof.

“Early Termination” shall have the meaning assigned to it in Section 5.3. hereof.

“US$” shall mean the legal tender of the United States of America.

1.2. Interpretation of References. All references in this Agreement to clauses and other subdivisions are references to clauses and subdivisions of this Agreement. Unless the opposite clearly arises from the language of this Agreement, the Parties understand that: (i) all references to this Agreement include this Agreement and its Exhibits and any documents made in connection therewith (i.e., the Warrants); (ii) all references in singular form include the plural form, and vice versa; (ii) all references to the masculine genre include the feminine, and vice versa; (iv) any reference to a given law includes the supplementary regulations or laws enacted thereunder; and (v) the term “including” always implies a non-limitative illustration or enumeration.

TWO
ASSIGNMENT OF OPPORTUNITIES

2.1. Assignment of Investment Opportunities: Subject to the exclusions and safeguards set forth in Sections 2.2. and 2.3. below, for a term of three years until all the Warrants become “exercisable” pursuant to their terms (in the understanding that the Warrants are “exercisable” as from the moment their holders acquire the right to subscribe for the underlying shares during the whole term of the Warrants), the Managers shall offer to the Company on a preferential basis any private equity investment opportunities exceeding US$ 5 million, including co-investments or interests in investments together with other Persons, identified by all or any of the Managers, which are within the investment guidelines described in Exhibit 3 hereto and within the Company’s financial possibilities (the “Investment Opportunities”).

2.2 Exclusions. The obligation to offer Investment Opportunities on a preferential basis as set forth in Section 2.1. above does not include any investments (i) that arise for the direct or indirect shareholders as a result of the interests held by them in Compañía Inversora en Transmisión Eléctrica Citelec S.A. (controlling company of Compañía de Transporte de Energía Eléctrica en Alta Tensión Transener S.A.), Electricidad Argentina S.A. (controlling company of Empresa Distribuidora y Comercializadora Norte S.A.), or Hidroneuquén S.A. (controlling company of Hidroeléctrica Piedra del Águila S.A.) or any of their subsidiaries; and/or (ii) in which any of such companies, either individually or jointly or together with their direct or indirect shareholders, may be involved in any manner, such as in the event of (i) and (ii) above, for illustration purposes only, any investments involving assets, personnel, businesses and/or intellectual property of such companies.

2.3. Special Events: In addition to the provisions of Section 2.2. above, none of the Managers shall be required to offer to the Company any Investment Opportunities which have been previously offered by any of the other Managers to the Company and which the Company has expressly rejected (by decision of its Board of Directors with the abstention of the Managers) or has not consummated for reasons beyond the Managers’ control, provided that if such causes cease to exist and the respective Investment Opportunities are not offered to third Persons or if, after offering them to third Persons they are not channeled through them, the Managers shall be required to offer such Investment Opportunities to the Company (including, without limitation, for regulatory or antitrust reasons).

THREE
MANAGERS’ OBLIGATIONS

3.1. Duty of Diligence. The Managers shall perform their obligations with the loyalty and diligence of a good businessman. Such obligation to act with loyalty and diligence shall not be construed as an obligation of the Managers to warrant to the Company that any income or positive results will be obtained. In such regard, it is made clear that the preferential assignment obligation shall be an obligation related to the means used (“obligación de medios”) and that in no case shall the Managers be deemed to warrant or ensure the achievement of any results whatsoever.

3.2. Nature of the Obligations: The obligations assumed by the Managers hereunder are divisible and joint but not several; therefore, they shall not be jointly and severally liable vis-à-vis the Company. Under no circumstances shall any of the Managers be held liable for any default incurred by any other Manager(s).

FOUR
ISSUE OF WARRANTS

4.1. Issue of Warrants: As consideration for the obligations assumed by the Managers under Section Two hereof, the Company shall issue and deliver to the Managers, as resolved upon by the Shareholders’ Meeting, Warrants on the amount of shares specified in Exhibit 4 hereto. The Warrants shall be issued in accordance with the Warrant agreement.

FIVE
TERM

5.1. Effective Term: This Agreement shall remain in effect for a term of three (3) years (the “Term”). The Term may be extended only by written agreement among the Parties, and none of the Parties shall be required to consent to such extension. This notwithstanding, this Agreement may be terminated upon the occurrence of any Event of Termination, as set forth in Section 5.3. below.

5.2. Events of Termination: The occurrence at any time of any of the following events in respect of one of the Parties shall constitute an event of termination (a “Event of Termination”) in connection with such Party, except in the cases mentioned in sub-paragraph “(v)” of paragraph “A)” below and sub-paragraphs “(i)” and “(ii)” of paragraph “B)” below, which shall constitute Events of Termination with respect to the Manager involved.

A) Events of Termination by the Managers: Any of the Managers may terminate this Agreement in any of the following events:

(i) Default of any material obligation hereunder, if such default has not been remedied in full within fifteen (15) calendar days following its occurrence.

(ii) Default of the obligations incurred and representations made by the Company under the Warrants, if such default has not been fully remedied within fifteen (15) calendar days following its occurrence.

(iii) Written acknowledgment by the Company of its inability to pay its debts, its filing of a voluntary application for judicial reorganization or bankruptcy, or the failure to release, for any cause, any bankruptcy petition filed by third parties at the first procedural opportunity available, or inability by the Company to discharge its liabilities in general as they become due (“estado de cesación de pagos”) within the meaning of Section 78 of Law 24,522 or any law that may succeed it in the future.

(iv) Early dissolution and liquidation of the Company.

(v) Removal for no cause of any of the Managers from their positions as directors of the Company.

(vi) If for any reason beyond the Managers’ control, the Managers cease to exercise the Company’s Management, provided that their Removal for Cause shall not be regarded as a reason beyond their control.

B) Events of Termination by the Company: The Company may terminate this Agreement in any of the following events:

(i) Default of any material obligation hereunder, if such default has not been remedied in full within fifteen (15) calendar days following its occurrence.
(ii) Breach of the duty of loyalty and diligence assumed under Section 3.1. hereof determined as such by a final judgment.

5.3. Procedure in case of Termination: Upon the occurrence of an Event of Termination related to any of the Parties (the “Terminated Party”) the other Party (the “Terminating Party”) may, by notice sent to such effect to the Terminated Party, terminate this Agreement (the “Early Termination”) subject to the exception that, if any of the Events of Termination set forth in sub-paragraphs “(iii)”, “(iv)” and “(v)” of paragraph “A)” of Section 5.2 and “(ii)” of paragraph “B)” of Section 5.2. occurs, the Early Termination shall occur by operation of law as of the date of the occurrence or notice of any of such Events of Termination unless the Terminating Party expresses in writing, within fifteen (15) days after such Party becomes aware of the relevant Event of Termination, its intention to waive such Event of Termination and to continue the contractual relationship. The Terminating Party’s right to demand the Early Termination shall apply notwithstanding any other right to which such Party may be entitled under the applicable law as a result of the occurrence of the relevant Event of Termination, including the right to terminate the agreement or to demand its performance as and when due and the payment of damages suffered by the Terminating Party as a result of the Event of Termination. The above mentioned waiver shall be deemed made in connection with the specific Event of Termination involved and shall not be regarded as a waiver of any potential future Events of Termination.

SIX
MANAGERS’ REPRESENTATION

6.1. The Managers represent that they intend to allocate on a joint basis an amount of Warrants equivalent to one fourth of the Warrants to be issued in accordance with Section 4.1 to make donations to charitable and philanthropic institutions. Such intention may be materialized within the Warrants’ term in such manner and at such opportunity as determined by the Managers. The foregoing is not a condition precedent or prerequisite for the enforceability or exercise of the Warrants.

     SEVEN
MISCELLANEOUS

7.1. Notices. Any notices sent under this Agreement shall be made in writing and delivered in person, sent by recognized courier service or delivered by facsimile followed by a copy sent by courier to the recipient to the following address:

If to the Company: Board Chairman

• Bouchard 680, 14th Floor, City of Buenos Aires.

If to the Managers:

• Marcos Marcelo Mindlin: Bouchard 547, 26th Floor, City of Buenos Aires.

• Damián Miguel Mindlin: Bouchard 547, 26th Floor, City of Buenos Aires.

• Gustavo Mariani: Bouchard 547, 26th Floor, City of Buenos Aires.

• Ricardo Alejandro Torres: Bouchard 547, 26th Floor, City of Buenos Aires.

Copies of the notices sent by the Parties shall be made available to the members of the Company’s Board of Directors and Supervisory Committee.

7.2. Successors and Assigns. (a) Unless otherwise set forth, the Agreement shall be binding on and inure to the benefit of the Company and each of the Managers, and shall be enforceable by each of them and their respective successors and permitted assigns.

(b) The Managers’ obligations many not be delegated or assigned without the Company’s express written consent.

7.3. Jurisdiction and Governing Law. (A) The Agreement shall be governed by the laws of the Republic of Argentina.

(B) Any dispute arising from the execution, interpretation or performance of the Agreement shall be settled by the Arbitration Court of the Buenos Aires Stock Exchange, in accordance with the rules applicable to arbitration of law.

7.4. Corporate Decisions: All decisions adopted by the Company’s board of directors in connection with its relationship with the Managers under this Agreement shall be adopted with the abstention of all the Managers.

In witness whereof, 5 identical counterparts are executed to a single effect in the City of Buenos Aires, on September 27, 2006.

[Four illegible signatures follow.]

[Seal:] Signature certified under record entry No. 136, page F002805436, Exhibit F000655497, F000655496, F000655498/9

[Seal:] Cristian Guyol – Notary Public.

Exhibit 1
Shareholders’ Meeting Minutes Approving the Execution of the Agreement

Exhibit 2
Form of Warrant Agreement

Exhibit 3

Investment Guidelines

We propose to make investments in companies whose underlying fundamentals are attractive and whose valuations are reasonable. Specifically, we plan to focus ourselves on Argentine companies whose securities and assets offer, in our opinion, a significant appreciation potential. We seek to identify and develop attractive investment opportunities by implementing the following strategies:

Focus on assets valued at very low prices caused by distress situations. We intend to acquire companies valued below their replacement costs and/or below the value of companies that operate in the same industry elsewhere in Latin America. We will probably emphasize on certain investments valued at very low prices caused by distress situations due to, inter alia, a difficult regulatory environment and/or an excessive indebtedness burden, and we believe that some of the most interesting investment opportunities in Argentina are the public utility companies with high indebtedness levels, whose rates were frozen in 2002 and whose concession revenues were “pesified” by decree.

Companies with leading market positions and entry barriers. We will seek to invest in companies with a leading position in their industries and which present potential or existing barriers against entry. Such were the features of Dolphin’s investments in Transener and Edenor, as both of them are holders of exclusive long-term concessions in their relevant coverage areas and are leading companies in the Argentine electricity system. Other industries of interest may include energy, telecommunications, cable, mass consumption products (foods and beverages), retail commerce, export-oriented companies and opportunities in the infrastructure area such as highways, bridges and harbors.

Companies with sound management teams. We do not intend to become operators of each of the companies in which we invest. Instead, we seek to invest in companies with sound and stable management teams. Our specialized investment professionals generally hold positions in the board of directors and executive committees of each portfolio company and are in close contact with the Company’s management to provide orientation in finance and management areas. We believe that our business philosophy of strict cost control, rationalized and efficient management structures, talent development and meritocracy will likely increase the value of our investment in the long term. To the extent we believe it adequate, we may from time to time form alliances and/or enter into technical support agreements with entities or individuals with industry-specific knowledge and experience.

Control positions. As a general guideline, we will seek to acquire controlling positions or investments in minority interests with veto rights and/or significant board representation. We believe that our capacity to influence on the strategic management of our portfolio companies may enhance our possibilities to maximize the value of our investment and to dispose of them successfully within our investment horizon.

Sufficiently sized investments. We propose to make our principal investments in sufficiently sized companies that justify the investment of our time and increase the possibility of exit and their sale in the market and, in addition, that increase the possibility of constituting a target for a strategic purchaser.

With respect to our existing investments in the energy, electricity and real estate industries, the key elements of our investment strategy include:

Identify and develop investment opportunities in the energy and electricity sectors. As a consequence of the Argentine economic crisis and the government-mandated “pesification” of electricity generation, transmission and distribution tariffs in 2002, there has been little or no investment in Argentina’s energy and electricity sectors. During the same period, however, Argentina’s consumption of electricity has increased significantly. Although the regulatory and tariff regimes in Argentina’s electricity sector remain unsettled at this time, certain tariff increases have been adopted recently, and we believe that further improvements are likely in order to attract required infrastructure investment in this critical sector.

Maximize the value of our real estate assets. We believe that our 70,000 square meter warehouse is an attractive development opportunity due to its strategic location and for being 300 meters away from the docks in the Puerto Madero area in Buenos Aires, and also due to the real estate market scenario in general. We seek to remodel this important building that dates back to 1945, converting it into loft-style units to be used as offices or for residential purposes, and we have requested the relevant approval for creating a “green area” along the channel that is adjacent to our building, as well as a pedestrian lane directly linking it to the Puerto Madero buildings that feature restaurants, retail stores and offices and the La Boca neighborhood, one of the top tourist attractions in Buenos Aires.

Exhibit 4
Managers’ Warrants

[Seal of the Buenos Aires Notaries Public Association]
RECORD OF AUTHENTICATION OF SIGNATURES

EXHIBIT.	F000655497

Buenos Aires, September 27, 2006. In my capacity as Notary Public holder of Register 1729 of the City of Buenos Aires, I HEREBY CERTIFY THAT: The signatures affixed to the document attached hereto, the signature certification of which has been requested simultaneously through RECORD No. 136, Book 27, have been placed by the persons whose names and identify cards are mentioned below, and who are known to me, I attest: Ricardo Alejandro Torres, CIPF 11,986,407, Marcos Marcelo MINDLIN, Identity Document (DNI) 16,785,538, Damián Miguel MINDLIN, Identity Document (DNI) 17,819,888, and Gustavo MARIANI, Identity Document (DNI) 21,820,607, who declare that they act pro se, and Marco Marcelo Mindlin, who acts as Chairman of “PAMPA HOLDING S.A.”, formerly FRIGOR¥FICO LA PAMPA S.A., registered with the Public Registry of Commerce on 02/21/45, under No. 60, Page 35, Book 47, Volume “A” of National By-laws, whose change of name for the current one was registered with the Superintendency of Corporations on 06/26/06 under No. 9644, Book 31, Volume of Stock Companies, pursuant to the General Ordinary and Extraordinary Shareholders’ Meeting’s Minutes dated 06/16/06 on appointment of the Board of Directors, and the Board Minutes No. 1061 dated 06/28/06 on distribution of offices. Their signatures hereby authenticated are those placed in the “OPPORTUNITIES ASSIGNMENT AGREEMENT”, in five counterparts, dated on even date.
[Illegible signature and seal.]

AMENDMENT TO THE
OPPORTUNITIES ASSIGNMENT AGREEMENT

entered into by and among

Pampa Holding S.A.

and

Marcos Marcelo Mindlin,
Damián Miguel Mindlin,
Gustavo Mariani, and
Ricardo Alejandro Torres

dated September 28, 2007

     This AMENDMENT TO THE OPPORTUNITIES ASSIGNMENT AGREEMENT (the “Amendment”), is entered into on September 28, 2007, by and among Pampa Holding S.A., a company duly organized and existing under the laws of the Republic of Argentina (the “Company”), represented by Marcos Marcelo Mindlin, as resolved by the Shareholders’ Meeting held on August 30, 2007 (the “Shareholders’ Meeting”), on the one hand; and Marcos Marcelo Mindlin, Damián Miguel Mindlin, Gustavo Mariani and Ricardo Alejandro Torres (individually an “Executive Officer” and collectively the “Executive Officers”, and together with the Company, the “Parties” and individually a “Party”), on the other hand.

RECITALS:

     WHEREAS on September 27, 2006 the Company and the Executive Officers entered into an opportunities assignment agreement (the “Opportunities Assignment Agreement”) pursuant to which the Executive Officers agreed to offer to the Company, on a preferential basis, any investment opportunities exceeding U.S.$ 5 million and falling within the scope of the investment guidelines described in such Agreement and the financial possibilities of the Company, with the exceptions therein set forth, no distinction being made between asset or business categories. On the same date and in consideration of the abovementioned Opportunities Assignment Agreement, the Company granted to the Executive Officers Warrants on common shares of the Company, by means of the execution with each such Executive Officer of a warrant agreement (the “Warrants Agreements”).

     WHEREAS after the execution of the Opportunities Assignment Agreement and until the date hereof, the Executive Officers — in fulfillment of their obligations under such agreement — have assigned to the Company investment opportunities in companies and assets related to the generation, transmission and distribution of electricity that — upon the Company having realized such investment opportunities — have turned the Company into a leading investor and benchmark in the electricity market in Argentina. Such circumstance has been ratified by the market, as evidenced by the strong appreciation of the Company shares, whose price at this date has risen by more than 140% after the execution of the Opportunities Assignment Agreement.

     WHEREAS pursuant to the resolution of the Shareholders’ Meeting, the Company intends to continue to implement the above specialized investment guidelines — and to focus its investments in the electric market — and has begun to analyze assets and companies related to the energy and hydrocarbons market, as well as alternative energy sources.

     WHEREAS on the basis of the foregoing, and considering that the Company has limited its investment guidelines (as compared with the guidelines applied at the date of execution of the Opportunities Assignment Agreement), it wishes to reduce the scope of the obligation to assign opportunities to assets and companies effectively included in the scope of its investment guidelines, and in consequently reduce accordingly the consideration payable to the Executive Officers under the Warrants. In this manner the Company will be able to avoid compensating the Executive Officers for their preferential assignment of Opportunities that the Company does not intend to pursue, and at the same time continue to implement the same investment strategy implemented to this date.

     WHEREAS the Executive Officers have accepted the abovementioned reduction, subject to the Company’s acknowledging and agreeing that, in any event where the Executive Officers may make or manage any investments outside the Company in assets and companies that are not investment opportunities (as such term is defined below), such activities will not be deemed to be in competition with the Company.

     WHEREAS the Parties additionally intend to amend other provisions of the Opportunities Assignment Agreement and the Warrants Agreements.

     WHEREAS pursuant to the provisions of section 271 of the Argentine Corporate Law, and in view of the fact that the executive officers are members of the Company’s Board of Directors, this Agreement has been approved: (i) by the Company’s Audit Committee and (ii) by the Shareholders’ Meeting, as evidenced by the minutes attached as Exhibit 1.

     THEREFORE, and based on the foregoing, the Parties enter into this Amendment upon the following terms and conditions:

SECOND

EFFECTIVENESS OF THE OPPORTUNITIES ASSIGNMENT AGREEMENT; AMENDMENTS.

     2.1 Effectiveness of the Opportunities Assignment Agreement. To the extent not amended by this Amendment, the Opportunities Assignment Agreement shall remain in full force and effects. Capitalized terms used in this Amendment which do not relate to a proper name or to the beginning of a sentence or that are not defined herein, shall have the meaning assigned thereto in the Opportunities Assignment Agreement.

     2.2 Opportunities Assignment. The Parties agree that during the term remaining until all the Warrants become “exercisable” in accordance with their terms (it being understood that the Warrants are “exercisable” as from such date on which their holders acquire the right to subscribe for the underlying shares during the whole term of effectiveness of the Warrants), the Executive Officers shall only be obliged to offer to the Company, on a preferential basis, the participation in all investment opportunities that the group of Executive Officers or any of them may individually identify, in companies or assets within the energy market, including electricity, gas, hydrocarbons and alternative energy sources, in any stages of their respective production and commercialization, including the generation, operation, transmission, distribution and commercialization both in Argentina and abroad; including co-investments or participation in investments with third Parties, so long as they fall within the financial possibilities of the Company (the “Investment Opportunities”).

     2.3 Competitive Business. As a result of the provisions of the preceding section, the Company expressly acknowledges and approves that, after execution hereof, the investment and management of investment by the Executive Officers outside the Company in assets or companies not constituting Investment Opportunities shall not be considered as competitive businesses of the Executive Officers, even if the Company thereafter decides to change its investment guidelines or strategies.

2

     2.4 Amendment to the Warrants Agreement. The execution of this Amendment is subject to the condition that the Company executes with each Executive Officer, concurrently with the execution hereof, an amendment to the Warrants Agreements, in accordance with the provisions contained in Exhibit 2 hereto for purposes of: (i) providing that after the capital increase resolved by the Company’s Extraordinary Shareholders’ Meeting held on August 30, 2007, the Warrants shall not be adjusted pursuant to the mechanisms provided for in sections 7.3 and 7.4 “A)” of the Warrants Agreements in the event of occurrence — at any time as from the date hereof — of any of the events therein set forth; and (ii) providing for that in the event of death or absence with the presumption of death, absence caused by forced disappearance of persons or another unlawful action entailing the illegal deprivation of freedom for a term exceeding one year, or the permanent incapacity of any of the Executive Officers prior to the date on which one or more of the Series of Warrants held by such Executive Officer shall have become Exercisable Warrants (as defined in the Warrants Agreement, the “Non-Exercisable Warrants of the Dead, Absent or Disabled Executive Officer”), the Non-Exercisable Warrants of the Dead, Absent or Disabled Executive Officer shall not become terminated and shall be reallocated to the remaining Executive Officers pro rata to their respective holdings in the aggregate number of Warrants.

THIRD

MISCELLANEOUS

     3.1 Jurisdiction and governing law. In accordance with the provisions of section 7.3 of the Opportunities Assignment Agreement: (i) This Amendment is governed by the laws of the Republic of Argentina; and (ii) Any dispute arising out of the execution, construction or performance of this Amendment shall be settled by the Arbitration Tribunal of the Buenos Aires Stock Exchange, pursuant to the arbitration of law rules.

     3.2 Notices. The Parties shall maintain the domiciles set up in the Opportunities Assignment Agreement for purposes of any notice to be given hereunder.

     In witness whereof, 5 counterparts of the same content and a single effect are executed in the place and on the date abovementioned.

3

Exhibit 1

Minutes of the Shareholders’ Meeting
which Approves the Execution of the Amendment

Exh 1-1

Exhibit 2

First Amendment to the Warrants Agreement

Exh 2-1

SECOND AMENDMENT TO OPPORTUNITIES ASSIGNMENT AGREEMENT

between

Pampa Energía S.A.

and

Marcos Marcelo Mindlin,
Damián Miguel Mindlin,
Gustavo Mariani, and
Ricardo Alejandro Torres

April 16, 2009

1

This SECOND AMENDMENT TO THE OPPORTUNITIES ASSIGNMENT AGREEMENT (the “Second Amendment”) is made in the City of Buenos Aires, on April 16, 2009, between PAMPA ENERG¥A S.A., a corporation regularly organized and existing under the laws of the Republic of Argentina (the “Company”), represented hereat by Diego Martín Salaverri, as resolved by the ordinary and extraordinary shareholders meeting held on April 8, 2009 (the “Shareholders Meeting”), for the first part; and Marcos Marcelo Mindlin, Damián Miguel Mindlin, Gustavo Mariani, and Ricardo Alejandro Torres (each of them, a “Manager” and all of them, the “Managers”, and jointly with the Company, the “Parties” and each of them, a “Party”), for the second part.

RECITALS:

WHEREAS, on September 27, 2006, the Company and the Managers executed an opportunities assignment agreement (the “Opportunities Assignment Agreement”), whereby: (i) the Managers agreed to assign to the Company on a preferential basis, any investment opportunities in excess of US$ 5 million that met the investment guidelines therein described and were within the Company’s financial possibilities, subject to the exceptions therein set forth, but with no distinction as to assets or businesses. On the same date, as consideration for the Assignment of Opportunities, the Company conferred the Warrants to the Managers by executing with each of the Managers an agreement for issue of warrants on the Company’s common shares (the “Warrant Agreements”).

WHEREAS, on September 28, 2007, the Company and the Managers executed an amendment to the Opportunities Assignment Agreement (the “First Amendment”), whereby the Managers’ obligations under the Opportunities Assignment Agreement were modified so as to cause the Managers to be required to assign to the Company on a preferential basis only those investment opportunities identified by all or any of the Managers in companies or assets in the energy market, including electricity, gas, hydrocarbons and alternative energy sources, throughout their whole production and commercialization stages, including generation, exploitation, transportation, distribution and commercialization, both in the Republic of Argentina and abroad, including co-investments and interests in investments jointly with other Persons, which are within the Company’s financial possibilities;

WHEREAS, from the execution of the Opportunities Assignment Agreement until the date hereof, in compliance with their obligations under the Opportunities Assignment Agreement the Managers have assigned to the Company investment opportunities in companies and assets related to the electricity generation, transmission and distribution businesses which were consummated by the Company and have turned it into one of the major investors and referents in the energy market of the Republic of Argentina, and one of the largest energy companies in the country, with interests in the electricity generation, transmission and distribution businesses and an annual turnover in excess of four billion pesos for the fiscal year ended December 31, 2008;

WHEREAS, although the Company’s stock price fell significantly during the last year, this circumstance by no means reflects the Manager’s management qualities but rather results from factors that are fully alien to the management of the corporate equity and which relate to the unprecedented crisis that affects the world financial markets, as evidenced by the fact that even in this crisis scenario, the Company’s stock price has outperformed the aggregate MERVAL index (in which the Company is listed).

WHEREAS, in this context, given the results obtained to date as a consequence of the Opportunities Assignment Agreement, the Parties have agreed to extend its effective term so as to enable the Company to continue growing and consolidate its leading position in the Argentine energy market. In addition, in order to establish a fair compensation for the obligations to be assumed by the Managers in the future, the Parties have resolved to amend certain terms of the Warrant Agreements, including the Warrants’ exercisability date and Exercise Price, by entering into amendments to the Warrant Agreements, to be executed concurrently with the execution of this Amendment.

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WHEREAS, in accordance with the provisions of Section 271 of the Companies Law, in view of the fact that the Managers are members of the Company’s Board of Directors, this Agreement has been approved by: (i) the Company’s Audit Committee; and (ii) the Shareholders’ Meeting.

NOW, THEREFORE, in consideration of the foregoing, the Parties agree upon this Second Amendment, to be governed by the following clauses and conditions:

TWO
EFFECTIVENESS OF THE OPPORTUNITIES ASSIGNMENT AGREEMENT. AMENDMENTS

2.1. Effectiveness of the Opportunities Assignment Agreement. To the extent not amended by this Second Amendment, the Opportunities Assignment Agreement shall remain in full force and effect. Unless otherwise defined herein, any terms in initial capitalized form used in this Second Amendment shall have the meanings given to them in the Opportunities Assignment Agreement, unless they refer to a proper name or are placed at the beginning of a sentence. Any references herein to the Opportunities Assignment Agreement shall be deemed to refer to the Opportunities Assignment Agreement as amended by the First Amendment.

2.2. Effectiveness of the Opportunities Assignment Obligation. The Parties agree to extend the effectiveness of the Opportunities Assignment Agreement for a term of five (5) years counted as from the expiration of the Term, and to amend Section 5.1 of the Opportunities Assignment Agreement accordingly.

2.3. Amendments to the Warrant Agreement. The above mentioned amendment shall be conditioned to the execution by the Company with each Manager, concurrently with the execution hereof, of a Third Amendment to the Warrant Agreements in order to: (i) cause all the Warrants which have been converted to Vested Warrants as of the date hereof to cease to be vested; (ii) divide the total outstanding Warrants and fix new Exercisability Dates, so that only three series exist (Series I, Series II and Series III), each of which shall contain an equal number of Warrants, which shall be vested, upon satisfaction of the requirements set forth in the Warrant Agreements, in fifths as from the first, second, third, fourth and fifth anniversaries of the original expiration date of the Term contemplated in Section 5.1 of the Opportunities Assignment Agreement, i.e., September 27, 2009; (iii) to fix the Exercise Price of all the Warrants outstanding as of the date hereof at US$ 0.27, which price shall be subject to adjustment as set forth in the Warrant Agreements; (iv) to extend the possibility of transferring the Warrants that are not Vested Warrants to management personnel of the Company and its subsidiaries and the external advisers to any of them; and (v) to amend Section 3.4. of the Agreements so as to cause the Register of Warrants to be governed by Caja de Valores S.A.’s current and future regulations.

  THREE
MISCELLANEOUS

3.1. Jurisdiction and Governing Law. In accordance with the provisions of Section 7.3 of the Opportunities Assignment Agreement: (i) this Second Amendment shall be governed by the laws of the Republic of Argentina; and (ii) any dispute arising from the execution, interpretation or performance of this Second Amendment shall be settled by the Arbitration Court of the Buenos Aires Stock Exchange, in accordance with the rules applicable to arbitration of law.

3.2. Notices. For any notices to be sent hereunder, the Parties’ domiciles shall be as set forth in the Opportunities Assignment Agreement.

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In witness whereof, 5 identical counterparts are signed at the place and on the date first above written.

/s/ Marcos Marcelo Mindlin	/s/ Gustavo Mariani

Marcos Marcelo Mindlin	Gustavo Mariani

/s/ Damián Miguel Mindlin	/s/ Ricardo Alejandro Torres

Damián Miguel Mindlin	Ricardo Alejandro Torres

/s/ Diego Martín Salaverri

Diego Martín Salaverri
Attorney in fact of Pampa Energía S.A.

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